                                                                    EXHIBIT 12.1

                   SPIEKER PROPERTIES, L.P. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                                                     Three Months Ended                Nine Months Ended
                                                               ------------------------------    ------------------------------
                                                               September 30,    September 30,    September 30,    September 30,
                                                                   1997             1996             1997             1996
                                                               ------------------------------    ------------------------------
Earnings:
  Income from operations before disposition of
    property and minority interest                               $27,051          $16,096          $ 76,974          $48,207
  Interest expense(1)                                             16,214            9,761            40,914           26,443
  Amortization of capitalized interest                                87               61               260              182
                                                                 -------          -------          --------          -------
  Total earnings                                                 $43,352          $25,918          $118,148          $74,832
                                                                 =======          =======          ========          =======
Fixed charges:
  Interest expense(1)                                            $16,214          $ 9,761          $ 40,914          $26,443
  Capitalized interest                                             1,688              640             4,330            1,842
                                                                 -------          -------           -------          -------
  Total fixed charges                                            $17,902          $10,401          $ 45,244          $28,285
                                                                 =======          =======          ========          =======
Ratio of earnings to fixed charges                                  2.42             2.49              2.61             2.65
                                                                 =======          =======          ========          =======
Fixed charges in excess of earnings                              $    --          $    --          $     --          $    --
                                                                 =======          =======          ========          =======


Notes:

  (1) Includes amortization of debt discount and deferred financing fees.